UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

        September 15, 2009
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including zip code)

        (856) 424-6886
(Registrant's Telephone Number, including area code)

            N/A
(Former name or former address, if changed since last report)

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, inTEST Corporation (the "Company") received a Nasdaq Staff Determination Letter (the "Letter") stating that the Company no longer complies with Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market due to the Company's failure to maintain a bid price of $1.00 per share.

The Letter further stated that the Company has a grace period of 180 days until March 15, 2010 to regain compliance. If at anytime during the grace period the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the Company would be in compliance with the Rule. If the Company does not regain compliance with the Rule prior to the expiration of the grace period, Nasdaq will issue a written notification that the Company's common stock is subject to delisting. The Letter also stated that the Company may be eligible for an additional grace period of 180 days if it meets the initial listing standards, with the exception of the bid price, for The Nasdaq Capital Market (the "Capital Market"). The Company transferred from The Nasdaq Global Market to the Capital Market on September 10, 2009.

On September 18, 2009 the Company issued a press release announcing receipt of the Letter. A copy of that press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.    Other Events.

The Company will hold its 2009 Annual Meeting of Stockholders at its offices located at 7 Esterbrook Lane, Cherry Hill, NJ on Wednesday, November 4, 2009 at 11:00 a.m. The Board of Directors has fixed September 9, 2009, at the close of business, as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting.

Item 9.01.    Financial Statements and Exhibits.

A list of the Exhibits which are required by Item 601 of Regulation S-K and filed with this Report is set forth in the Exhibit Index immediately following the signature page, which Exhibit Index is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   September 18, 2009

Exhibit Index

99.1  News Release dated September 18, 2009.